Exhibit 3.16

CERTIFICATE OF FORMATION

OF

SUMMIT MATERIALS KY ACQUISITION LLC

This Certificate of Formation of SUMMIT MATERIALS KY ACQUISITION LLC (the “Company”), dated as of November 12, 2009, is being duly executed and filed by Jason Neal, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del C. § 18-101, et. seq.).

FIRST. The name of the limited liability company formed hereby is SUMMIT MATERIALS KY ACQUISITION LLC.

SECOND. The address of the registered office of the Company in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington 19808, County of New Castle.

THIRD. The name and address of the registered agent of the Company for service of process in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington 19808, County of New Castle.

IN WITNESS HEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ Jason Neal
Jason Neal

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

1. Name of Limited Liability Company:

Summit Materials KY Acquisition LLC

2. The Certificate of Formation of the limited liability company is hereby amended as follows:

“FIRST. The name of the limited liability company formed hereby is SUMMIT MATERIALS COMPANIES I, LLC.”

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 12th day of April, A.D. 2010.

By:	/s/ Anthony Keenan
Authorized Person(s)

Name:	Anthony Keenan
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